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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Prospectuses of the Seasons Variable Annuity and the Seasons Select II Variable Annuity, which are incorporated by reference into this Registration Statement on Form S-3, of our report dated February 11, 2003 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated June 14, 2002, relating to the financial statements of Variable Annuity Account Five of AIG SunAmerica Life Assurance Company in such Prospectuses. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectuses.


PricewaterhouseCoopers LLP
Los Angeles, California
April 24, 2003